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                                                                    Exhibit 23.1

                              Accountants' Consent

Board of Directors
Gold Banc Corporation, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-80751) on Form S-8 of Gold Banc Corporation, Inc. of our report dated June 7, 2002, relating to the statements of net assets available for plan benefits of Gold Banc Corporation, Inc. Employees' 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule, which report appears in the Annual Report (Form 11-K) for the year ended December 31, 2001.


/s/ KPMG LLP

Kansas City, Missouri
June 28, 2002